Exhibit 99.1

June 9, 2010

Worldwide Energy and Manufacturing USA, Inc.
Mr. Jimmy Wang, CEO
408 North Canal Street
Units A& B
South San Francisco, CA 94080

Dear Jimmy,

It has truly been a pleasure working with you on the Board of Directors of Worldwide Energy and Manufacturing USA, Inc. As I review Worldwide's future growth, I can see that service on the Board of Directors will require an increased time commitment on my part. Based on the workload of my law practice and my other business interests, as well as family time, I do not think I can devote enough time to Worldwide, the Board of Directors or the Governance Committee. I therefore ask for you to accept my resignation effective July 1, 2010 from the Board of Directors and all committees of which I am a member.

Sincerely,
/s/ Jehu Hand
Jehu Hand
June 9, 2010